Exhibit 99.1

ConocoPhillips Reports Third-Quarter 2013 Earnings; Growth Plans On Track

HOUSTON--(BUSINESS WIRE)--October 31, 2013--ConocoPhillips (NYSE: COP) today reported third-quarter 2013 earnings of $2.5 billion, or $2.00 per share, compared with third-quarter 2012 earnings of $1.8 billion, or $1.46 per share.

Excluding special items, third-quarter 2013 adjusted earnings were $1.8 billion, or $1.47 per share, compared with third-quarter 2012 adjusted earnings of $1.7 billion, or $1.38 per share. Special items for the current quarter primarily related to gains from asset sales of the Clyden undeveloped oil sands leasehold in Canada and the Phoenix Park midstream asset in Trinidad and Tobago.

Highlights

  Achieved third-quarter guidance with production of 1,514 MBOED, including continuing operations of 1,470 MBOED and discontinued operations of 44 MBOED, which reflects two months of disruptions in Libya.
  Successfully completed major turnarounds and tie-in activities as planned.
  Eagle Ford, Bakken and Permian production increased 40 percent compared with third-quarter 2012.
  Started up major projects at Christina Lake Phase E in July and Ekofisk South in October, with final preparations underway for full-field startup at Gumusut, Jasmine and Siakap North-Petai.
  High level of exploration activity continues with drilling in the Gulf of Mexico, Australia’s Browse Basin, and unconventional plays in Canada and the Lower 48.
  Completed sale of Clyden and our interest in Phoenix Park.

“We have made significant progress toward positioning the company for 3 to 5 percent growth in volumes and margins,” said Ryan Lance, chairman and chief executive officer. “We successfully completed our major turnaround activity and have brought two major projects on line, with another three major projects expected to start production in the coming months. We completed the sale of our Clyden and Phoenix Park assets, and continue to make progress on our announced disposition program of additional nonstrategic assets. We met our production targets, despite unplanned disruptions in Libya, and increased our dividend rate in early July, reaffirming our commitment to shareholders.”

Operations Update

Lower 48 and Latin America – Third-quarter production was 499 thousand barrels of oil equivalent per day (MBOED), an increase of 37 MBOED compared with the same period in 2012. Growth continues from liquids-rich plays in the Eagle Ford, Bakken and Permian, which delivered 214 MBOED for the quarter, a 40 percent increase compared with the third quarter of 2012. Eagle Ford production increased 66 percent year-over-year to 126 MBOED, representing 25 percent of total Lower 48 production.

Canada – Quarterly production decreased by 3 MBOED over the same period in 2012 to 274 MBOED, primarily due to normal field decline and a major turnaround at Foster Creek, completed in early October. This was partly offset by production from oil sands expansion projects. Ramp up at Christina Lake Phase D and first production from Phase E drove bitumen production to 107 MBOED, a 16 percent increase compared with the third quarter of 2012. Additional growth is expected at FCCL as production continues to ramp up over the next several months from the startup of Phase E.

Production in the Lower 48 and Canada continues to shift from natural gas to liquids. For the quarter, total liquids production in these two areas increased by 15 percent compared with the same period in 2012, resulting in the liquids percentage of production increasing from 46 percent to 51 percent.

Alaska – Production for the quarter was 178 MBOED, an increase of 2 MBOED compared with the same period in 2012, primarily reflecting less turnaround activity partially offset by normal field decline. Turnarounds at Prudhoe and Kuparuk were successfully completed in the third quarter of 2013. As part of the plan to increase work on the North Slope, following the passing of the More Alaska Production Act (SB21), ConocoPhillips is sourcing additional rigs to increase development activity in 2014. Progress continues on pad development at the Alpine West CD5 Project as well as engineering on two additional satellite projects, Shark Tooth and Greater Moose’s Tooth 1.

Asia Pacific and Middle East – Quarterly production was 317 MBOED, an increase of 11 MBOED compared with the third quarter of 2012, primarily due to early production from Gumusut, new wells online in China and less turnaround activity in the current quarter, partly offset by normal field decline. In Malaysia, commissioning activities continue on the floating production system at the Gumusut Field and at Siakap North-Petai as preparations continue for first production. Kebabangan remains on track for startup in 2014 with development drilling commencing during the quarter.

Europe – Third-quarter production was 176 MBOED, a decrease of 15 MBOED compared with the same period a year ago, primarily due to normal field decline partly offset by improved well performance in Norway. Major turnarounds were successfully completed at Eldfisk in Norway and the Britannia Area and Southern North Sea in the United Kingdom. In October, Ekofisk South started production ahead of schedule, with initial ramp up expected over the coming months. Hook up and commissioning activities continue at Jasmine, which is expected to start up in the fourth quarter of 2013. Predrilling commenced at Eldfisk II with first oil expected by early 2015.

Other International – Production from continuing operations was 26 MBOED in the third quarter, a decrease of 32 MBOED compared with the same period in 2012. Libya production was impacted by the Es Sider Terminal shutdown at the end of July and this impact continues into the fourth quarter of 2013. Operations related to Kashagan, Algeria and Nigeria have been reported as discontinued operations.

Unconventional exploration – Third-quarter North American activity remained focused on drilling in the Niobrara and Permian Basin Wolfcamp plays in the Lower 48, as well as the Montney, Duvernay and Canol plays in Canada. In China, seismic acquisition began in the Qijiang Block.

Conventional exploration – In the Gulf of Mexico, drilling is underway at the Tiber appraisal well and the Deep Nansen and Gila wildcats. In addition, ConocoPhillips was the apparent high bidder on 29 blocks in the August western lease sale. The Ardennes well was declared a dry hole in the third quarter of 2013. Internationally, a gas discovery was made at the Proteus-1 well in Australia’s Browse Basin. ConocoPhillips received government approval for the previously announced farm-in agreement to acquire a 49 percent participating interest in the Palangkaraya Block in Indonesia. Seismic acquisition has been completed at SB 311 in Malaysia and in the Bay of Bengal, offshore Bangladesh. Preparations continue for the company’s operated deepwater drilling programs in the Gulf of Mexico and Angola in 2014.

Third-Quarter Review – Continuing Operations

Production from continuing operations for the third quarter of 2013 was 1,470 MBOED, flat compared with the third quarter of 2012. This was primarily due to new production from development programs and major projects, offset by normal field decline and the impact of the disruption in Libya. Adjusted for dispositions, downtime and the impact from Libya, production grew by 29 MBOED, or 2 percent, compared with third-quarter 2012.

Adjusted earnings increased compared with third-quarter 2012 primarily due to higher overall liquids and natural gas prices, a higher proportion of production in higher-margin areas, and a continued portfolio shift to liquids. The company’s total realized price was $69.68 per barrel of oil equivalent (BOE), compared with $65.62 per BOE in the third quarter of 2012.

For the quarter, cash provided by continuing operating activities was $3.6 billion. Excluding a $0.2 billion increase in working capital, ConocoPhillips generated $3.8 billion in cash from operations. The company also received $1.5 billion in proceeds from asset dispositions, funded a $4.4 billion capital program and paid dividends of $0.9 billion. During the quarter, ConocoPhillips increased the quarterly dividend by 4.5 percent to $0.69 per share.

Nine-Month Review – Continuing Operations

ConocoPhillips’ nine-month 2013 earnings were $6.7 billion, or $5.38 per share, compared with $7.0 billion, or $5.55 per share, for the same period in 2012. Nine-month 2012 earnings included $1.2 billion from downstream operations prior to the separation of Phillips 66 on April 30, 2012.

Nine-month 2013 adjusted earnings were $5.3 billion, or $4.30 per share, compared with nine-month 2012 adjusted earnings of $5.0 billion, or $3.95 per share.

Production from continuing operations for the first nine months of 2013 was 1,511 MBOED, compared with 1,514 MBOED for the same period in 2012. Production decreased due to the disruption in Libya, the impact of dispositions completed in 2012 and normal field decline, which was essentially offset by new production from major projects and development programs.

The company’s total realized price was $68.36 per BOE, compared with $67.76 per BOE in the first nine months of 2012. This reflected higher overall bitumen and natural gas prices, offset by lower crude and natural gas liquids prices.

As of Sept. 30, 2013, ConocoPhillips had $3.9 billion of cash and cash equivalents. The company ended the quarter with debt of $21.7 billion and a debt-to-capital ratio of 30 percent.

Outlook

The company’s fourth-quarter production outlook remains unchanged, with the exception of a 50 MBOED reduction for ongoing production disruptions in Libya. Full-year 2013 production from continuing operations is expected to be 1,505 to 1,515 MBOED. Full-year production from discontinued operations is expected to be 35 to 45 MBOED.

The company has announced plans to dispose of its interest in Kashagan and its Algeria and Nigeria businesses. These transactions are expected to generate proceeds of approximately $8.9 billion plus customary adjustments.

ConocoPhillips expects to release its 2014 capital and production guidance in December 2013. In addition, the company will host its 2014 Analyst Meeting on April 10, 2014 at 9:00 a.m. EDT in New York City.

ConocoPhillips will host a conference call today at 1:00 p.m. EDT to discuss its quarterly results and provide a status update on operational and strategic plans. To listen to the call, and view related presentation materials and supplemental information, go to www.conocophillips.com/investor/earnings.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 29 countries, $55 billion in annualized revenue, $120 billion of total assets, and approximately 18,000 employees as of Sept. 30, 2013. Production from continuing operations averaged 1,511 MBOED for the nine months ended Sept. 30, 2013, and proved reserves were 8.6 billion BOE as of Dec. 31, 2012. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information – This news release includes the terms adjusted earnings and adjusted earnings per share. These are non-GAAP financial measures. Adjusted earnings and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods and with peer companies.

References in the release to earnings refer to net income attributable to ConocoPhillips.

ConocoPhillips
Reconciliation of Earnings to Adjusted Earnings
$ Millions, Except as Indicated
	3Q		YTD
	2013	2012	2013	2012
Earnings	$2,480	1,798	6,669	7,002
Adjustments:
Impairments	-	-	-	550
Net (gain)/loss on asset sales	(749)	(310)	(1,075)	(1,532)
Bohai Bay incidents	-	-	-	89
Tax loss carryforward realization	-	-	(1)	-
International tax law changes	-	167	-	167
Deferred tax adjustment	-	-	-	(72)
Separation costs	-	7	-	80
Pension settlement expense	31	82	31	82
Pending claims and settlements	116	(39)	(118)	(39)
Premium on early debt retirement	-	68	-	68
Discontinued operations - Phillips 66	-	(2)	-	(1,248)
Discontinued operations - Other [1]	(57)	(71)	(183)	(168)
Adjusted earnings	$1,821	1,700	5,323	4,979
[1] Includes Kashagan, Algeria and Nigeria

Earnings per share of common stock (dollars)	$2.00	1.46	5.38	5.55

Adjusted earnings per share of common stock (dollars)	$1.47	1.38	4.30	3.95

CONTACT:
ConocoPhillips
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
or
Vladimir R. dela Cruz, 212-207-1996 (investors)
v.r.delacruz@conocophillips.com
or
Sidney J. Bassett, 212-207-1996 (investors)
sid.bassett@conocophillips.com